Exhibit 10.5

SPLIT-DOLLAR PLAN AGREEMENT

THIS AGREEMENT, made as of the 22nd day of January, 2002 by and between Georgetown Savings Bank, a Massachusetts corporation (hereinafter referred to as the “Employer”), and Joseph W. Kennedy of Bradford, MA (hereinafter referred to as the “Employee”).

WITNESSETH THAT:

WHEREAS, the Employee is employed by the Employer; and

WHEREAS, the Employer is desirous of retaining the services of the Employee and of assisting the Employee in accumulating capital for the purposes of retirement and survivor benefit; and

WHEREAS, the Employer has determined that this assistance can be provided under a split dollar life insurance arrangement; and

WHEREAS, the Employee has applied for, and is the owner of the insurance policy or policies listed in the attached schedule hereto, hereinafter referred to as the “Policy”; and

WHEREAS, the Employer and the Employee agree to make the Policy subject to this Agreement; and

WHEREAS, the Employee has assigned the Policy to the Employer as collateral for amounts to be advanced by the Employer under this Agreement by an instrument of assignment filed with the Insurer (hereinafter referred to as the “Assignment”).

NOW, THEREFORE, in consideration of the promises and of the mutual covenants herein contained, the Parties hereto hereby agree as follows:

1.	The Parties hereto agree that the Policy shall be subject to the terms and conditions of this Agreement and of the Assignment filed with the Insurer relating to the Policy. The Employee shall be the sole and absolute owner of the Policy and may exercise all ownership rights granted to the owner thereof by the terms of the Policy, except as may be otherwise provided herein and in the Assignment.

2.	The policy premium will be paid by the Employer during the Employee’s employment and for any period of time that it may have an obligation to provide continuing fringe benefits thereafter. The premium will be allocated between the Employee and the Employer. The Employee’s share of the premium (term insurance allocation) shall be paid by the Employer as agent for the Employee and shall be charged to the Employee as cash compensation.

3.	The Assignment shall not be terminated, altered or amended by the Employee without the express written consent of the Employer. The Parties hereto agree to take reasonable action to cause such Assignment to conform to the provisions of this Agreement.

4.	a. Except as otherwise provided herein, the Employee shall not sell, assign, transfer, surrender or cancel the Policy, without, in any such case, the express written consent of the Employer.

b. The Employee shall have the right to change the beneficiary or beneficiaries and to borrow only with regard to the cash value and death benefit in excess of the collaterally assigned interest of the Employer as described under Sections 5 and 8.

c. The Employer shall not borrow against the Policy without the express written consent of the Employee.

d. Upon the Employee’s termination of employment, the Employee shall have the right to take any action with regard to the cash value of the policy in excess of the collaterally assigned interest of the Employer.

5.	a. Upon the death of the Employee, the Employer shall promptly take all action necessary to obtain its share of the death benefit provided under the Policy.

b. The Employer shall have the unqualified right to receive a portion of such Death Benefit equal to the total amount of premiums paid by it hereunder to include any premiums paid on the life insurance policy noted in Schedule A. Hereinafter the aforementioned premiums will be referred to as the “Premium”. The balance of the Death Benefit provided under the Policy, if any, shall be paid directly by the Insurer to the beneficiary or beneficiaries and in the manner designated by the Employee. No amount shall be paid from such death benefit to the beneficiary or beneficiaries designated by the Employee until the Employer or Insurer acknowledges in writing that the full amount due to the Employer hereunder has been paid. The Parties hereto agree that the beneficiary designation provision of the Policy shall conform to the provisions hereof

6.	The Employer shall not merge or consolidate into or with another organization, or reorganize, or sell substantially all of its assets to another organization, firm or person unless and until such succeeding or continuing organization, firm or person agrees to assume and discharge the obligations of the Employer under this Agreement. Upon the occurrence of such event, the term “Employer” as used in this Agreement shall be deemed to refer to such successor or survivor organization.

7.	a. This Agreement shall terminate upon the occurrence of the earliest of the following events:

If the employee has less than seven (7) years of service or has been terminated for cause as defined in Sections 5.01 and 5.02 respectively of the Executive Supplemental Retirement Agreement in his name dated January 22, 2002,

(i) the Employee’s death and the payment of proceeds pursuant to Section 5 of this Agreement, or (ii) the Employee’s separation from service with the Employer.

If the employee has seven (7) or more years of service and has not been terminated for cause,

(iii) the Employee’s death and the payment of proceeds pursuant to Section 5 of this Agreement, or (iv) the Policy anniversary next following the Employee’s attainment of age sixty-five (65).

b. Upon such termination under Section 7.a. (ii) or 7.a. (iv) of this Agreement, the Policy shall be partially surrendered in an amount necessary to repay the Employer the total amount of its share of the premiums paid by it hereunder, (Premium) without interest. In the event the cash surrender value of the Policy is insufficient to fully repay the Employer, the entire cash surrender value shall be used to repay the Employer without recourse to the Employee for the balance of the premium payments. Upon repayment of the premiums to the Employer, the Employer shall release its interest in the Policy, and the Employee will thereafter own the Policy free from this Agreement and the Assignment. The Employee agrees to execute any and all documents necessary to effect repayment of the premiums to the Employer as provided herein.

8.

a. If the Employee ceases to be employed by the Employer for whatever reason, the Employee has the right to continue to keep the Policy in force either individually or through a subsequent Employer, subject to the requirement that the Policy cash value not be reduced through loans, premium payment options, or in any other manner below the amount needed to repay the Employer the Premiums paid by it hereunder.

b. If the Employee continues to keep the Policy in force, termination of this Agreement shall be pursuant to Section 7 of this Agreement.

c. If the Employee does not continue to keep the Policy in force, this Agreement will terminate immediately and the Employer will be repaid an amount equal to the lesser of (a) the Premiums paid by the Employer or (b) the cash surrender value as of the date of the Employee termination of employment.

9.	The Parties hereto agree that this Agreement shall take precedence over any provisions of the Assignment. The Employer agrees not to exercise any right possessed by it under the Assignment except in conformity with this Agreement.

10.	This Agreement may not be amended, altered or modified except by a written instrument signed by both of the Parties hereto and may not be otherwise terminated except as provided herein.

11.	a. The Split-Dollar arrangement contemplated herein is an exempt welfare plan under regulations promulgated under Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”).

b. The Employer will be the “named fiduciary” and “plan administrator” of the arrangement contemplated herein, and this Agreement is hereby designated as the written plan instrument.

c. The Employee or any beneficiary of his may file a request for benefits with the plan administrator. If a claim request is wholly or partially denied, the plan administrator will furnish to the claimant a notice of its decision within sixty (60) days in writing, and in a manner to be understood by the claimant, which notice will contain the following information:

(i) the specific reason or reasons for the denial;

(ii) specific reference to pertinent plan provisions upon which the denial is based;

(iii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation as to why such material or information is necessary.

(iv) an explanation of the plan’s claim-review procedure describing the steps to be taken by a claimant who wishes to submit his claim for review.

d. A claimant or his authorized representative may, with respect to any denied claim,

(i) request a review upon written application filed within sixty(60) days after receipt by the claimant of written notice of the denial of his claim;

(ii) review pertinent documents; and

(iii) submit issues and comments in writing.

Any request or submission will be in writing and will be directed to the plan administrator. The plan administrator will have the sole responsibility for the review of any denied claim and will take all appropriate steps in light of its findings. The plan administrator will render a decision upon review of a denied claim within sixty (60) days after receipt of a request for review. If special circumstances warrant additional time, the decision will be rendered as soon as possible, but not later than one hundred twenty (120) days after receipt of request for review. Written notice of any such extension will be furnished to the claimant prior to the commencement of the extension. The decision on review will be in writing and will include specific reasons for the decision written in a manner to be understood by the claimant, as well as the specific references of the pertinent provisions of the plan on which the decision is based. If the decision on review is not furnished to the claimant within the time limits described above, the claim will be deemed approved on review. If the claimant is dissatisfied with the plan administrators’ decision, he or she may invoke binding mandatory arbitration before a single arbitrator, such arbitration to be conducted in the State of Massachusetts in accordance with the rules of the American Arbitration Association and the decision of the arbitrator may be entered for judgment in a court of competent jurisdiction.

12.	This Agreement shall be binding upon and inure to the benefit of the Employer and its successors and assignees and the Employee and his successors, assignees, heirs, executors, administrators and beneficiaries.

13.	Except as may be preempted by ERISA, this Agreement, and the rights of the Parties hereunder, shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

IN WITNESS WHEREOF, the Bank has caused this Agreement to be duly executed by its duly authorized officer and its Corporate Seal affixed, duly attested by its Clerk, and the Executive has hereunto set his hand and seal at Georgetown, MA the day and year first above written.

/s/ Robert P. Rudolph	By:	/s/ EDWARD G. WILLIAMS
Witness		Edward G. Williams Chairman of the Board of Trustees

/s/ Robert P. Rudolph	By:	/s/ JOSEPH W. KENNEDY
Witness		Joseph W. Kennedy